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                                                                      EXHIBIT 11


                          ALFIN, INC. AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE


                                                                   Three Months Ended
                                                                       October 31
                                                              1995                    1994
                                                              ----                    ----

Net Income                                             $        435,104         $        50,201
                                                       ----------------         ---------------

Weighted average number
of shares outstanding                                        11,519,311              11,402,904

Add:
   Common Stock
   Equivalents under 1983 option plan                             1,479                   3,947

   Common Stock
   Equivalents under 1993 option plan                           147,887                       -

   Common Stock
   Equivalents represented by Warrants                          119,719                       -


                                                       ----------------         ---------------
Weighted average number of
Shares used in earnings per share                            11,788,396              11,406,851

Earnings per share                                                $0.04                   $0.00